Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-228337) pertaining to the Equitrans Midstream Corporation 2018 Long-Term Incentive Plan, as amended, and the Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-239228) pertaining to the Equitrans Midstream Corporation 2018 Long-Term Incentive Plan, as amended, of our reports dated February 20, 2024, with respect to the consolidated financial statements of Equitrans Midstream Corporation and the effectiveness of internal control over financial reporting of Equitrans Midstream Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
May 1, 2024